Exhibit h.3
CORTINA FUNDS, INC.

AMENDMENT TO ADMINISTRATION, BOOKKEEPING AND
PRICING SERVICES AGREEMENT

This Amendment dated as of September 12, 2016 (this “Amendment”) is to the Administration, Bookkeeping and Pricing Services Agreement dated September 12, 2011 (the “Agreement”), by and between Cortina Funds, Inc. (the “Fund”) organized as a corporation under the laws of the State of Wisconsin, and ALPS Fund Services, Inc. (“ALPS”), a Colorado corporation.

WHEREAS, the Fund and ALPS wish to amend the Agreement in certain respects as more fully set forth below effective as of the date of this Amendment.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1. Effective as of the date of this Amendment, APPENDIX C (COMPENSATION) of the Agreement is deleted in its entirety and replaced with the APPENDIX C (COMPENSATION) attached hereto and incorporated by reference herein.

2. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

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Exhibit h.3

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

CORTINA FUNDS, INC.
On behalf of the Funds

By:	/s/ Lori Hoch
Name:	Lori Hoch
Title:	Secretary

ALPS FUND SERVICES, INC.

By:	/s/ Jeremy O. May
Name:	Jeremy O. May
Title:	President